EXHIBIT 21

                     CT COMMUNICATIONS, INC.
                        AND SUBSIDIARIES

                 Subsidiaries of the Registrant


Subsidiaries of the Registrant:
     The Concord Telephone Company, North Carolina
     Concord Telephone Long Distance Company, North Carolina
     CT Cellular, Inc., North Carolina
     Carolina Personal Communications, Inc., North Carolina
     CT Cable and Wireless, Inc., North Carolina